Aphios Pharma

Empowering patients with next-generation, extended-release cannabinoid nanoparticles designed to sustainably combat chronic Pain, Anxiety, Addiction and other debilitating Central Nervous System disorders. We are Inspired by Nature and Enabled by Science®.



Invest

$99.76 minimum investment

DEADLINE: July 12, 2025

in 10 days

UNIT PRICE
$3.44

TOTAL RAISED ON NETCAPITAL
$110,022

TOTAL RAISED THIS ROUND
$63,520

VALUATION THIS ROUND
$68,959,967

Reg CF offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

As I delved deeper into my research, I realized that to improve and enhance health, we must turn to nature and medicinal plants like Cannabis.

While Cannabis and medical marijuana can assist with Central Nervous System (CNS) disorders, their effects are often inconsistent and short-lived. The market, valued at around $93 billion, is inadequately served by acute-use cannabis-based drugs. One such example is Epidiolex® recently sold to Jazz Pharmaceuticals for $7.2 billion.

Our approach sets us apart from other cannabis companies by utilizing patented nanotechnologies to sustain the release of cannabinoids in the body, effectively treating chronic pain, anxiety, addiction, and other CNS disorders.

SUCCESS TO DATE



Aphios® Pharma is dedicated to the
DELIVERY, DEVELOPMENT AND COMMERCIALIZATION
of Cannabis-based drugs for central and peripheral nervous system disorders

Aphios PHARMA

- Highly competitive, peer reviewed grants (**over $10 million**) from the **National Institutes of Health** for manufacturing and nanoencapsulating cannabinoids for cancer pain and addiction
- Strategic collaborations with **Rhodes Pharma** on THC nanoencapsulation, **Alexza Pharma** for THCA manufacturing and **Prosulus Pharma** for transdermal delivery of cannabinoids
- **cGMP manufacturing** kilogram quantities of highly purified cannabinoids using patented and proprietary SuperFluids carbon dioxide technologies
- **Nanoencapsulating** cannabinoids using patented SuperFluids polymer and lipid nanoparticle technologies for **Marijuana and Opioid Addiction**
- **Enabling technologies covered by 17 patents** including recently granted patent for thermal conversion of CBDA and other carboxylic cannabinoids, US Patent No. 11,981,174

Products: Manufacturing



Extraction and Chromatography Purification



Polymer and Lipid Nanoparticles

Aphios PHARMA

PROBLEM


Aphios
PHARMA

We all have friends and family who suffer from anxiety, pain and addiction. We may also have family and friends who suffer from Multiple Sclerosis and epilepsy. These are the problems that we are addressing.

Addiction: Opioid addiction is a persistent issue, with over 100,000 overdose deaths reported from April 2020 to April 2021. Fentanyl became the leading cause of death for adults aged 18-45 during this time, surpassing car accidents, suicide COVID, and cancer. The FDA has approved only five treatments for opioid use disorder: methadone, buprenorphine, extended-release naltrexone, naloxone, and lofexidine. However, these have limitations, including suboptimal efficacy, low adherence, and serious side effects. Lofexidine is limited to 14 days, unsuitable for long-term use. An urgent need exists for effective, long-term non-opioid treatments for opioid addiction with minimal adverse effects.

Pain is common with age, injuries, and diseases like cancer, which has 2 million U.S. and 20 million global cases annually. About 44% of these cancer patients are treated with chemotherapy and chemotherapy causes peripheral neuropathic pain (CIPNP) in over 80% of patients, with limited treatments beyond opioids, which have significant side effects and addiction risks. CIPNP mechanisms include axonal transport disruption, altered ion channel activity, neuronal injury and inflammation, oxidative stress, and mitochondrial damage. It often limits cancer treatment options. While no clear CIPNP cure exists, approaches like vitamins, pain medicines, and complementary therapies may help. There is an urgent need for effective treatments for CIPNP and other persistent pain conditions.

Anxiety is an evolutionary response tied to our endocannabinoid system, affecting the nervous system. It includes generalized, panic, social, obsessive-compulsive, PTSD, and phobia-related disorders. Generalized Anxiety Disorder (GAD) affects over 38 million Americans, with anxiety rates rising significantly between 2019 and 2021. By 2050, anxiety disorders may impact 87.36 million people. The COVID-19 pandemic has exacerbated this burden, particularly among young individuals. There is an urgent need for targeted global prevention and treatment strategies, especially in the U.S., to address the growing impact of anxiety disorders effectively.

Multiple Sclerosis (MS) is the most common chronic autoimmune disease of the central nervous system (CNS), causing inflammation, demyelination, and axonal degeneration. It affects 2.5 million people globally, including 1 million in the U.S., and is a leading cause of disability in young adults. Women are three times more likely to develop MS, typically diagnosed between ages 20 and 50, though it can occur at any age. Rising prevalence reflects earlier diagnoses, increased survival, and higher incidence. MS also shows social and racial disparities, with U.S. healthcare costs estimated at $85.4 billion annually.

Epilepsy is the fourth most common neurological disorder, affecting 3 million adults and 450,000 children in the U.S., and 51 million worldwide. Despite treatment, 20-30% of patients experience uncontrolled seizures, presenting a market opportunity. Research shows CBD is an effective anti-convulsant, with Epidiolex®, a purified CBD extract, approved for treating Dravet's syndrome. Jazz Pharmaceuticals purchased GW Pharma which obtained FDA approval of Epidiolex® for $7.2 billion. However, Epidiolex® is designed for acute use, not long-term chronic treatment. The global epilepsy drug market was valued at $10.15 billion in 2022 and is projected to grow at a 5.1% CAGR from 2023 to 2030.

SOLUTION


Our Solution: Rebalance our Endocannabinoid System
We, as humans, have an inherent endocannabinoid or internal cannabinoid system
Imbalances in our internal endocannabinoid system can create imbalances in our health and our abilities to respond to negative health intrusions
External cannabinoids can rebalance our endocannabinoid system
Cannabis - complicated interactions with our PNS and CNS, not specific or retained (> 90% loss)
We use nanoparticles to keep specific cannabinoids in the body longer, transition acute impact medicines into extended-release drugs
SIGN UP
Aphios PHARMA

- **Endocannabinoid System and Health:** Our targeted disorders are linked by the fact that we all possess an internal cannabinoid or endocannabinoid system. Imbalances in this system can lead to health issues and impair our ability to respond to negative health influences, both external and internal.
- **Challenges with External Cannabinoids:** External cannabinoids can help restore balance to our endocannabinoid system. However, cannabis and marijuana, which contain over 60 to 100 unique cannabinoids, interact complexly with our peripheral and central nervous systems. When smoked or vaped, they remain in the body for a brief period. Gummies, which are highly hydrophobic (oil-like), pass through the digestive tract similarly to olive oil, with less than 10% remaining in the body, making them short-lived and non-specific in effect.
- **Nanotechnology for Chronic Diseases:** Since all our targeted diseases are chronic, we use patented nanoparticles to maintain specific cannabinoids in the body longer and sustain their release over days and weeks. We are transitioning from acute-impact medicines, which can be inconsistent in effectiveness, to extended-release drugs that help rebalance our endocannabinoid system and alleviate suffering from chronic diseases such as pain, anxiety, and addiction.
- **Our technology platforms** of drug discovery, drug manufacturing and nanotechnology drug delivery are protected by 17 US patents including the recent one, shown on the right-hand side of the slide below, on the thermal conversion of CBDA and other carboxylic cannabinoids.


Products: Intellectual Property
Drug Discovery
Drug Manufacturing
Drug Delivery
Biodegradable Polymer Nanospheres
Phospholipid Nanosomes
Nonprovisional Patent Applications on drug discovery, manufacturing, delivery, use and route of administration
Recent US Patent for Thermal Conversion
US Patent Nos. 6,569,640; 5,854,064; . 5,750,709; 5,440,055; 6,221,153; 9,034,347; 8,703,727; 8,629,177; 8,440,614; 8,070,467; 7,708,915; 7,147,806; 9,981,238; 8,637,074; 5,776,486; 5,554,382; 12,071,419
Aphios PHARMA
(12) United States Patent
Castor
(10) Patent No.: US 12,071,419 B2
(45) Date of Patent: Aug. 27, 2024
(54) THERMAL CONVERSION OF CBDA AND OTHER CARBOXYLIC CANNABINOIDS
(71) Applicant: Trevor Percival Castor, Arlington, MA (US)
(72) Inventor: Trevor Percival Castor, Arlington, MA (US)
(73) Assignee: Aphios Corporation
(21) Appl. No.: 17/727,788
(22) Filed: Apr. 24, 2022
(56) References Cited
ABSTRACT
16 Claims, 13 Drawing Sheets

COMPETITION

We have three tiers of competition. Our primary competition in the top left of the cube is Jazz Pharmaceuticals and GW Pharma who developed an immediate release CBD drug called Epidiolex for Dravet's syndrome that affects a subset of children with epilepsy. As a result of this development, Jazz purchased GW Pharma for $7.2 billion a few years ago.

The Market: Competition


Cannabis-Based, Immediate Release
Jazz Pharmaceuticals
GW pharmaceuticals
Natural Cannabinoids, Extended Release, Nanoparticles, Non-Addictive, Effective/No Side-Effects
Aphios PHARMA
Synthetic Chemicals, Side-Effects, Addictive
MERCK
Pfizer
Biogen
Synthetic Cannabinoids, Immediate Release
abbvie

Other competitors are pharmaceutical companies such as Abbvie producing synthetic immediate release cannabinoids and companies such as Merck, Pfizer and Biogen using synthetic chemicals with huge side effects and addictive potential for similar indications.

We differ from these companies and Jazz by using nanoparticles to sustain cannabinoids in the body longer and extended their release to alleviate suffering from chronic pain, addiction and anxiety.

MARKET

The total available marketplace (TAM) of this market opportunity at the time of launch of our first product in 2033 is approximately 93 billion dollars. We estimate that the serviceable addressable market (SAM) is about 1/3 or $39 billion and our serviceable obtainable market (SOM) in the United States alone is about $3 billion.

About 35% of the SOM or $1 billion is estimated for opioid use disorder with cancer pain accounting for about 22% followed by anxiety, Multiple Sclerosis and epilepsy, each with about 14 to 15% of the marketplace.

These might seem like varied issues, but they are all connected to our internal or inherent endocannabinoid system that is part of our central and peripheral nervous systems.


The Market: Opportunity
OUD
CIPNP
GAD
MS
EPILEPSY
TAM $93B
SAM $39B
SOM $3B
14%
35%
15%
14%
22%

Opioid Use Disorder (OUD): The OUD market size was valued at $3.35 billion in 2023 and is projected to grow to $7.48 billion by 2032, exhibiting a compound annual growth rate (CAGR) of 9.5%.

Chemotherapy Induced Peripheral Neuropathic Pain (CIPNP): The market size for CIPNP in the seven major markets (US, Germany, Spain, Italy, France, UK and Japan) was around $1.5 billion in 2023.

Anxiety: The global anxiety disorders treatment market size is predicted to increase from $11.5 billion in 2023 growing at a CAGR of 3.6% to approximately $15.9 billion by 2032.

Multiple Sclerosis: The Multiple Sclerosis Drugs market is forecasted to reach $21.52 billion by the year 2024. This projection indicates a steady annual growth rate of 0.98% between 2024 and 2029, leading to a market value of $22.59 billion by 2029.

Epilepsy: The global epilepsy drugs market size was valued at $10.15 billion in 2022 and is expected to grow at a compound annual growth rate (CAGR) of 5.1% to $15.1 billion in 2030.

BUSINESS MODEL

Aphios Phama's *pro forma* market outcome for our lead opioid use disorder (OUD) product from 2033 to 2043 was determined by independent valuation company Xplico ApS, Denmark. This valuation analysis resulted in a net present value (NPV) for this lead product of $300 million and a risk-adjusted net present value (rNPV) of $69 million.


Aphios – Outcome
XPLICO
Company: Aphios Pharma
Compound: Nanoencapsulated CBD
Indication: Opioid Use Disorder
Total NPV: USD 300M
Aphios rNPV: USD 69M
Key figures
Aphios
NPV (USD'000) 300,310
NPV split [%] 100%
IRR (%) 44%
rNPV (USD'000) 68,548
rNPV split [%] 100%
rIRR(%) 33%
First year with positive cash flow: 2035
Cumulated cash flow is positive from: Jan 2036
Payback time from 2024 (years): 12.0
Payback time from end of development: 1 Jul 2033 2.5
Peak sales - year: 2043
Peak sales - USD'000: 1,038,942
Project R&D cost: -85,000
Addressable Target Market
800,000 Patients Receiving ER Treatment (2043)
Number of patients
Opioid Use Disorder (OUD)
Market share 20%
US
Peak Year Sales
USD 1,039M
Revenue [USD'000]
Opioid Use Disorder (OUD)
Market share 20%
US
© www.xplico.com
27/07/2024
4

Our go-to-market (GTM) strategy is product licensing to strategic corporate partners after completing Phase IIb clinical trials with milestone payments and royalties. As a Plan B, we plan to continue development through Phase III clinical trials and filing of an NDA with the FDA. This plan to either be followed by licensing to strategic corporate partners with milestone payment and royalties or direct product sales to consumers. Strategic corporate relationships include competitors.

In parallel, we may GTM with direct to consumer sales for dietary supplement products. This strategy is still being evaluated based on market conditions.

Our potential exit strategy in three to five years is planned to be one or more of three options - strategic corporate partnership or Merger and Acquisition, licensing or IPO.


Exit Strategy: Multiple Opportunities
Aphios Pharma Founded
- Exclusive licensee of 16 US patents, 4 pending
- Access to equipment & cGMP facilities
- DEA Schedule I facilities
Phase 2b Exit Opportunity
- Milestone-based world-wide license
- Upfront payments of $45M (historical)
Alt: IPO
-Raise $100M to conduct Phase 3 trials
- Sell 10 -20% of company to public
2018
2021 2024
2027
2028
2029
2030+
Clinical/Business Development
- Conduct Phase 2 clinical trials
- Establish commercial partners
Pre-Commercialization Exit Opportunity
-Large partner, such as Sanofi, Jazz, Fujimoto. .
- $200M Upfront with $1B in bio dollars
Phase 3 Exit
- Jazz Pharma
- $7.2B
Aphios PHARMA
Proprietary & Copyright © 2024

PRESS


Aphios PHARMA
Meet the Minds Behind Aphios® Pharma. A Modern Approach to Medicine Inspired By Nature.
Aphios® Pharma is Developing FDA Approved Green Biotech Sustained Release Nanoencapsulated Therapeutics.
Join Founder and CEO Dr. Trevor P. Castor and colleagues as they discuss how Aphios® Pharma is taking on traditional treatments for diseases such as opioid and substance use disorders, chronic pain, cancer pain, anxiety, and multiple sclerosis with nanoencapsulated green-biotechnology therapeutics. Learn how you can participate in this incredible investment opportunity.
June 23, 2022 | 1-1:45pm (EST)
Dr. Trevor P. Castor
Dr. Judith L. Palmer-Castor
Dr. Staci A. Gruber
Aphios Pharma LLC - Science and Technology of Cannabis as a Medicine
Aphios Corporation
16 subscribers
Analytics
Edit video
3
Share
Promote

- “**Aphios Granted US Patent for Thermal Conversion of CBDA and Other Carboxylic Acid Cannabinoids**” January 15, 2025
- “**Aphios Awarded NIH Grant for Combination Therapeutic for Chronic Opioid Use Disorder Relapse**” September 06, 2023.
- “**Aphios Pharma LLC – Opioid Use Disorder.**”
- “**Aphios Pharma LLC – Chemotherapy Induced Peripheral Neuropathic Pain (CIPNP).**”
- “**Aphios Pharma LLC – Anxiety.**”
- “**Aphios Pharma LLC – Multiple Sclerosis.**”
- “**Aphios® Pharma LLC to Host Webinar on the Business of Cannabis as a Medicine**” July 14, 2022.
- “**Aphios Pharma LLC to Host Webinar on the Science and Technology of Cannabis as a Medicine**” June 23, 2022.
- “**Aphios Pharma LLC to Host Webinar on the Minds, Technology and Science Behind Aphios Pharma**” April 21, 2022.
- “**Why the US decision to expand marijuana supply for research matters.**” Nature. 21 Aug 2016.
- “**Cannabis-Based Pharmaceuticals: The Next Frontier?**” Life Science Leader. November 2014.

TEAM

We are a unique scientific and management team with a diversity of backgrounds and experiences in startups to multinationals such as Pfizer and research institutions such as the NIH and MIT.

Our experiences range from natural products drug discovery and nanotechnology to manufacturing and regulatory and clinical affairs as well as financial and accounting management.

We collaborate with highly qualified clinical trial CROs and research institutions such Harvard Medical School, McLean Hospital, Belmont, MA. We operate in a DEA Schedule I facility following cGMP of the US FDA and other federal guidelines.



Our Team: Management & Advisors
Trevor P. Castor, PhD
President & CEO
> 30 yrs biotech exp
Judith Palmer Castor, PhD
Director, Reg. & Clin. Affairs
> 20 yrs academic & biotech exp
Val R. Livada, PhD
Business Advisor
> 30 yrs business exp
Catherine Prillo
Financial Controller
> 30 yrs financial exp
Staci A. Gruber, PhD
Assoc. Prof. of Psychiatry
Harvard Medical School
Brent Boyett DMD, DO, DFSAM
Chief Medical Officer & Founder
Drug & Alcohol Treatment Centers
J. Steven Alexander, PhD
Professor of Neurology
Louisiana State University
Todd W. Vanderah, PhD
Professor of Pharmacology
University of Arizona
Aphios PHARMA
9

Our management team consists of Dr. Trevor P. Castor, President & CEO, with over 30 years of biotech experience, Dr. Judith Palmer Castor, Director of Regulatory and clinical affairs with over 20 years of academic and industrial experience, advisor Dr. Val Livada, ex-MIT with over 30 years of startup and multinational business experience and Ms. Catherine Prillo, financial controller with more than 30 years of financial and actuarial experience.

Advisors include Dr. Stacy Gruber, Associate Professor, Harvard Medical School on anxiety, Dr. Brent Boyer, Chief Medical Officer, Drug & Alcohol Treatment Centers on drug addiction, Dr. J Stephen Alexander, Professor of Neurology, Louisiana State University on Multiple Sclerosis and epilepsy, and Dr. Todd Vanderah, Professor of Pharmacology, University of Arizona on pharmacology and cancer pain.

INVESTOR INVITATION

Here are some reasons why you should capture this opportunity and invest now.

- We are **addressing highly unmet medical needs** of addiction, pain, anxiety and other nervous system disorders.
- We believe these are **huge markets** with significant investment opportunity.
- We have significant traction from highly competitive **NIH grants and collaborations with biopharmaceutical companies.**
- We are protected by **several (17) patented drug discovery, drug manufacturing and drug delivery nanotechnologies** with several more patents pending


Aphios
PHARMA
SIGN UP

Join us in our journey to develop natural therapeutics for chronic disorders and diseases that affect us all. We are endowed with a natural endocannabinoid system, when unbalanced by internal or external forces, can cause or exacerbate these conditions. External cannabinoids can help restore balance to our internal endocannabinoid systems. By leveraging our unique and patented nanotechnology platform, Aphios Pharma's innovative approach can sustain cannabinoids in the body longer and enhance their therapeutic effects. With your financial support (or investment), we aim to get these pioneering therapies approved by the FDA. We are inspired by nature and enabled by science.

Sign up and join us to seize this tremendous opportunity offering significant societal benefits. Let me know if you have any questions or you could follow up with me at tcastor@aphios.com, thank you for your interest!

USE OF PROCEEDS

If the offering's maximum amount of $617,999 is raised:

Use	Value	% of Proceeds
Pre-Clinical Studies	$85,000	13.8%
Marketing	$45,000	7.3%
Rent and Occupancy	$104,000	16.8%
Legal and Accounting	$30,000	4.9%
Insurance	$10,000	1.6%
Personnel	$200,000	32.4%
Management	$90,000	14.6%
Repair and Maintenance	$23,718	3.8%
Intermediary fees	$30,282	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Units, under registration exemption 4(a)(6), in Aphios Pharma LLC. This offering must reach its target of at least $10,000 by its offering deadline of July 12, 2025 at 12:59am ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

20,226,153 units
× $3.44 per unit

$69,577,966 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on October 11, 2024
- Form C/A on January 7, 2025
- Form C/A on January 31, 2025
- Form C/A on Invalid date
- Form C/A on April 4, 2025
- Form C/A on April 15, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Twitter

UPDATES

Apr 15, 2025	Filed Form C/A
Apr 4, 2025	Filed Form C/A
Apr 1, 2025	Our CEO, Dr. Castor has been invited to present...
Mar 8, 2025	Most cancer patients suffer from chemotherapy...
Feb 22, 2025	Opioid addiction is a persistent issue, with...
Feb 15, 2025	CBD, the unique, bioactive component of...
Feb 8, 2025	I am honored to be an invited speaker to the...
Jan 31, 2025	Filed Form C/A
Jan 24, 2025	Pain is common with age, injuries, and diseases...
Jan 19, 2025	We were granted US Patent No. 11,981,174 for...
Jan 10, 2025	Happy New Year! May your dreams come true in...
Jan 7, 2025	Filed Form C/A
Dec 24, 2024	My best wishes to you and your family for a...
Dec 22, 2024	Anxiety disorders are rapidly emerging as a...
Nov 22, 2024	#Addiction is global. In 1999, Lisbon was the...
Oct 22, 2024	In case you missed it last week, I would like...
Oct 15, 2024	I trust that you had a great weekend! I am...
Oct 15, 2024	Thank you for your continued interest in Aphios...
Oct 11, 2024	Filed Form C
Invalid date	Filed Form C/A

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. Investors are advised to review our Discussion Board Policy before submitting a comment. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post